Exhibit 23
Consent of
Asher & Company, Ltd.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-117596) of our report of independent registered public accounting firm, dated April 10, 2006, except Note 2, as to which the date is April 14, 2006, on the consolidated financial statements of WinWin Gaming, Inc. as of and for each of the two years in the period ended December 31, 2005 and the period from May 10, 2002 (Inception) to December 31, 2005, included in WinWin Gaming, Inc.'s Annual Report on Form 10KSB for the year ended December 31, 2005.

/s/ ASHER & COMPANY, Ltd.
Philadelphia, PA
April 17, 2006